NEWS RELEASE

                            FOR:       Marisa Christina, Incorporated

                            CONTACT:   Michael Lerner
                                       Chairman and Chief Executive Officer
                                       (212) 221-5770
                                       S. E. Melvin Hecht
                                       Vice-Chairman and Chief Financial Officer
                                       (201) 758-9800

FOR IMMEDIATE RELEASE

              MARISA CHRISTINA REPORTS SECOND QUARTER 2004 RESULTS

      New York, New York, August 9, 2004 -- Marisa Christina, Incorporated (Nasdaq: MRSA) today reported results for the quarter and six months ended June 30, 2004.

      Net sales for the second quarter of 2004 were $2.5 million compared with $2.8 million in the second quarter of 2003, a 9.2 % decrease, primarily due to timing differences, whereby some sales were shipped in the first quarter of 2004. Net sales were level at $8.1 million for the six months ended June 30, 2004 and 2003.

      Gross profit for the second quarter of 2004 was $238,000 compared with the second quarter of 2003, when the gross profit was $405,000.

      Operating expenses for the second quarter of 2004 were $1.5 million compared with $1.7 million in the second quarter of 2003, a reduction of 11%.

      The second quarter of 2004 showed a net loss of $748,000 compared to the second quarter of 2003 net loss of $706,000. For the first six months of 2004 and 2003 the net loss was $1.0 million.

      Michael H. Lerner, Chairman of Marisa Christina, Inc. had these comments, "We fully expected this loss since the second quarter is historically the weakest. Our sales volume for the first half of 2004 is level with the previous year, as anticipated."


                                       5
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      Marisa Christina, Inc. designs, manufactures, sources and markets a broad line of high quality "better" clothing for women. The Marisa Christina label includes sweaters characterized by classic, timeless styling and unique details.

      Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the success of future advertising and marketing programs, the receipt and timing of future customer orders, price pressures and other competitive factors and a softening of retailer or consumer acceptance of the Company's products leading to a decrease in anticipated revenues and gross profit margins. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.

                            -Financial Table Follows-


                                       6
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                 MARISA CHRISTINA, INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                   Three Months Ended           Six Months Ended
                                                        June 30,                   June 30,
                                                  ---------------------       ---------------------
                                                   2004          2003          2004          2003
                                                  -------       -------       -------       -------
Net sales                                         $ 2,498       $ 2,752       $ 8,119       $ 8,059
Cost of goods sold                                  2,260         2,347         6,458         5,877
                                                  -------       -------       -------       -------
       Gross profit                                   238           405         1,661         2,182
Selling, general and administrative expenses        1,472         1,654         3,321         3,775
                                                  -------       -------       -------       -------
       Operating loss                              (1,234)       (1,249)       (1,660)       (1,593)
Interest income, net                                    9            10            17            22
Other income, net                                      60            63            94            76
                                                  -------       -------       -------       -------
       Loss before income tax benefit              (1,165)       (1,176)       (1,549)       (1,495)
Income tax benefit                                   (417)         (470)         (524)         (502)
                                                  -------       -------       -------       -------
           Net loss                               $  (748)      $  (706)       (1,025)      $  (993)
                                                  =======       =======       =======       =======
Basic and diluted net loss per
   weighted average common share                  $ (0.10)      $ (0.10)        (0.14)        (0.14)
                                                  =======       =======       =======       =======
Basic and diluted weighted average
   common shares outstanding                        7,295         7,295         7,295         7,295
                                                  =======       =======       =======       =======